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                                                                      EXHIBIT 11

                               IKONICS CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)



                                                                       Six Months Ended
                                                              --------------------------------------
                                                              Jun 30, 2003              Jun 30, 2002
                                                              ------------              ------------
Net earnings applicable to common shareholders                $  186,157                $  154,288
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                          1,248,127                 1,256,002


Dilutive effect of stock options computed using the
   treasury stock method and the average market price              6,172                         0

Weighted average shares outstanding for diluted
   earnings per share                                          1,254,299                 1,256,002

Basic earnings per share                                          $ 0.15                    $ 0.12

Diluted earnings per share                                        $ 0.15                    $ 0.12
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